Exhibit 99.1

Tronox Reports Third Quarter 2022 Financial Results

Continued strong margin performance enabled by vertically integrated portfolio despite difficult market conditions

STAMFORD, Conn., Oct. 26, 2022/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide (“TiO2”) pigment, today reported its financial results for the quarter ending September 30, 2022, as follows:

Third Quarter 2022 Financial Highlights:

•	Produced revenue of $895 million, an increase of 3% compared to the prior year, driven by higher TiO2, zircon and pig iron prices and higher pig iron volumes

•	Generated income from operations of $163 million and net income of $123 million

•	Achieved GAAP diluted EPS of $0.77; adjusted diluted EPS of $0.69 (non-GAAP) primarily due to an Australian valuation allowance adjustment of $0.10

•	Delivered Adjusted EBITDA of $247 million and an Adjusted EBITDA margin of 27.6%

•	Invested $112 million in capital expenditures, primarily in our vertical integration and newTRON initiatives

•	Generated free cash flow of $25 million in the quarter

•	Returned $110 million to shareholders in the nine months ending September 30, 2022 in the form of share repurchases and dividends

Outlook

•
Q4 2022 Adjusted EBITDA expected to be $140-$170 million, assuming TiO2 volumes decline 25-30% sequentially driven by customer destocking in the fourth quarter and one-time cost impacts due to reduced production as a result of lower customer demand

•	Full year 2022 free cash flow expected to be greater than $150 million

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This outlook is based on Tronox’s views on current global economic activity and is subject to changes and impacts associated with the macroeconomic conditions, global supply chain, and inflation-related challenges, among others.

Note: For the Company’s guidance with respect to fourth quarter 2022 and full year 2022 non-GAAP measures, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

Summary of Select Financial Results for the Quarter Ending September 30, 2022

($M unless otherwise noted)	Q3 2022	Q3 2021	Y-o-Y % ∆	Q2 2022	Q-o-Q % ∆
Revenue	$895	$870	3%	$945	(5)%
TiO2	$673	$682	(1)%	$769	(12)%
Zircon	$128	$116	10%	$111	15%
Feedstock and other products	$94	$72	31%	$65	45%
Income from operations	$163	$168	(3)%	$190	(14)%
Net Income	$123	$113	9%	$375	(67)%
Net Income attributable to Tronox	$121	$111	9%	$375	(68)%
GAAP diluted earnings per share	$0.77	$0.70	10%	$2.37	(68)%
Adjusted diluted earnings per share	$0.69	$0.72	(4)%	$0.84	(18)%
Adjusted EBITDA	$247	$252	(2)%	$275	(10)%
Adjusted EBITDA Margin %	27.6%	29.0%	(140) bps	29.1%	(150) bps
Free cash flow	$25	$191	(87)%	$(67)	n/m

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price		Volume	Price
TiO2	(12)%	11%		(13)%	1%
Local Currency Basis	n/a	15%		n/a	3%
Zircon	(23)%	33%		8%	7%

Co-CEOs’ Remarks

“Despite a significant reduction in demand in Europe, Middle East, Africa and Asia Pacific, we generated a gross profit margin of 25.9% and an Adjusted EBITDA margin of 27.6% against a backdrop of continuing cost pressures,” commented John D. Romano, co-chief executive officer. “Tronox’s third quarter financial results are a demonstration of the strength of our vertically integrated portfolio and transformed business model. Pricing across all products continued to increase, as a result of the execution against our commercial strategy. I am proud of the Tronox team’s ability to deliver against the fast-changing backdrop and continued challenges through which we are navigating the Company.”

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Mr. Romano continued, “Looking to the remainder of the year, we expect fourth quarter pigment demand to decline 25% to 30% sequentially, driven by customer destocking, continued weakness in Europe, Middle East, Africa, and Asia Pacific, and seasonal weakness in North America. We believe customer inventory levels remain low relative to previous periods of economic weakness, so we do not believe we will see similar levels of destocking as we move into 2023.”

Jean-François Turgeon, co-chief executive officer, added, “We continue to be laser-focused on cost reductions and have a number of levers to optimize performance across a variety of scenarios on which we are executing. As we have highlighted previously, vertical integration investments and newTRON are key projects to support our medium- and long-term profitable growth initiatives. However, we have implemented plans to significantly reduce our annual capital spend to below $275 million in 2023 to adapt to the macroeconomic environment as it unfolds. Softening demand drove increased TiO2 inventory levels in the third quarter, and allowed us to replenish our safety stocks, which have been below seasonal normal levels for the last several quarters. As a result, we have taken actions to reduce production levels in the fourth quarter due to lower customer demand. We will continue to balance cash generation while ensuring we have the product necessary to meet our customers’ needs and are effectively positioning Tronox for future success.”

Third Quarter 2022 Results

(Comparisons are to prior year (Q3 2022 vs. Q3 2021) unless otherwise noted)

The Company recorded third quarter revenue of $895 million, an increase of 3%, driven by higher zircon and other product sales. Revenue from TiO2 sales was $673 million, a decline of 1% driven by a 12% decline in volumes, partially offset by a 15% increase in average selling prices on a local currency basis, or an 11% increase on a US dollar basis. Sequentially, TiO2 volumes decreased 13%, driven primarily by lower volumes in Europe, Middle East, Africa and Asia Pacific, partially offset by a 3% increase in average selling prices on a local currency basis, or 1% on a US dollar basis.

Zircon revenue increased 10% to $128 million driven by a 33% increase in average selling prices, partially offset by a 23% decline in volumes. The year-over-year volume decline was due to higher sales from inventory in 2021. Sequentially, zircon revenue increased 15%, driven by an 8% increase in volumes and a 7% increase in average selling prices.

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Revenue from other products was $94 million, an increase of 31% year-over-year and 45% sequentially, primarily driven by higher pig iron volumes and average selling prices.

Net income attributable to Tronox in the quarter of $121 million included non-recurring items, primarily the Australian tax valuation allowance adjustment of $16 million. Non-recurring adjustments totaled $13 million or $0.07 per diluted share. Excluding these items, adjusted net income attributable to Tronox (non-GAAP) was $108 million, or $0.69 per diluted share.

Adjusted EBITDA of $247 million represented a 2% decrease driven by higher costs to serve our customers, including increased commodity costs and higher freight costs, as well as lower volumes, partially offset by higher pricing across all products and favorable exchange rates. Adjusted EBITDA margin was 27.6% for the quarter.

Sequentially, Adjusted EBITDA decreased 10% due to higher costs to serve our customers, including increased commodity costs, as well as lower TiO2 volumes, partially offset by higher pricing across all products, favorable exchange rates, and higher zircon and other product volumes.

The Company’s selling, general and administrative expenses were $69 million in the quarter, a decrease of 9%. Tronox’s third quarter net interest expense was $30 million, a 17% decrease due to lower debt levels compared to the prior year. Depreciation, depletion and amortization expense was $66 million.

Balance Sheet, Cash Flow and Capital Allocation

Tronox ended the quarter with $2.6 billion of total debt and a net leverage ratio of 2.5x. Available liquidity at the end of the quarter totaled $486 million, including $91 million in cash and cash equivalents and $395 million available under revolving credit agreements. There are no significant debt maturities until 2028 and no financial covenants on the Company’s term loans or bonds.

Free cash flow for the third quarter was $25 million. Third quarter capital expenditures were $112 million, including investments in key capital projects such as newTRON, the Company’s global business transformation project to improve, automate, and digitize, and Atlas Campaspe, the mining development project in Eastern Australia that will sustain Tronox’s internalization of feedstocks and associated cost advantages and provide additional zircon supply. These investments are expected to generate returns significantly above the Company’s cost of capital and sustain Tronox’s position as a leading low-cost producer.

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For the nine months ending September 30, 2022, the Company returned $110 million to shareholders through the repurchase of approximately 2.8 million shares at an average price of $17.38 per share and the payment of $60 million in dividends.

Sustainability

Included in Tronox’s feedstock and other product category are revenues from materials which were previously stockpiled as waste. This includes monazite consisting of high value rare earth elements, which have a high margin. The demand for the light rare earth elements found in monazite is increasing dramatically given their use in many facets of the emerging green economy including permanent magnets for electric vehicle (“EV”) motors and wind turbines. While revenue for these co-product streams is less than $30 million year-to-date, the rising interest has driven a 74% increase in high value co-products revenues year-over-year, enabling Tronox to realize greater value from what was previously viewed as waste. “The increasing interest by EV manufacturers in monazite and other rare earth materials found in our mines provides an opportunity for Tronox to not only generate incremental earnings, but also support growth in the renewable energy space,” commented Mr. Romano. “We will continue to evaluate opportunities to leverage our expertise in mining and the exposure we have to rare earths through our operations.”

Q4 and Full Year 2022 Outlook

•
Q4 2022 Adjusted EBITDA expected to be $140-$170 million, assuming TiO2 volumes decline 25-30% sequentially driven by customer destocking in the fourth quarter and one-time cost impacts due to reduced production as a result of lower customer demand

•	Full year 2022:

o	Adjusted EBITDA of $902-932 million

o	Adjusted diluted EPS of $2.29-2.42[1]

o	Free cash flow expected to be greater than $150 million

1Assumes a Q4 corporate effective tax rate of approximately 28%, which may vary depending on jurisdiction of earnings and tax assets.

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Mr. Turgeon concluded, “John and I have over 65 years of combined experience in this industry and can confidently say that our business has never been stronger in previous periods of macroeconomic challenges than it is today. Our vertically integrated portfolio provides a cost advantage that is a differentiator for Tronox and provides us with the flexibility to ensure sufficient liquidity under a variety of scenarios. We remain focused on executing the strategy we detailed at Investor Day and delivering on our commitments. We will continue to demonstrate the value of our vertically integrated business model by delivering safe, quality, low-cost, sustainable tons for our customers.”

Webcast Conference Call

Tronox will conduct a webcast conference call on Thursday, October 27, 2022, at 8:00 a.m. ET (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com

Dial-in Telephone Numbers:

United States: 1 (844) 200-6205

International: +1 929 526 1599

Access code: 991340

Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on October 27, 2022, by 11:00 a.m. ET (New York), until November 1, 2022, 5:00 p.m. ET (New York)

Internet Replay: http://investor.tronox.com

Replay Dial-in Telephone Numbers:

US Toll Free: 1 (866) 813 9403

International: +44 204 525 0658

Replay Access Code: 243734

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About Tronox

Tronox Holdings plc is one of the world’s leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, anticipated completion of extensions and upgrades to our mining and operations, anticipated trends in our business and industry, anticipated costs and benefits of project newTRON and Atlas Campaspe, the Company’s anticipated capital allocation strategy including future capital expenditures, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing Russia and Ukraine conflict and any expansion of such conflict; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company’s results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company’s financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$895	$870	$2,805	$2,688
Cost of goods sold	663	626	2,078	2,011
Gross profit	232	244	727	677
Selling, general and administrative expenses	69	76	220	234
Venator settlement	—	—	85	—
Income from operations	163	168	422	443
Interest expense	(32)	(37)	(92)	(123)
Interest income	2	1	6	4
Loss on extinguishment of debt	—	(3)	(21)	(60)
Other income, net	8	12	12	6
Income before income taxes	141	141	327	270
Income tax benefit (provision)	(18)	(28)	187	(54)
Net income	123	113	514	216
Net income attributable to noncontrolling interest	2	2	2	13
Net income attributable to Tronox Holdings plc	$121	$111	$512	$203

Earnings per share:
Basic	$0.78	$0.72	$3.30	$1.34
Diluted	$0.77	$0.70	$3.23	$1.29

Weighted average shares outstanding, basic (in thousands)	154,548	153,762	155,027	151,472
Weighted average shares outstanding, diluted (in thousands)	156,948	159,020	158,201	157,148

Other Operating Data:
Capital expenditures	112	65	314	183
Depreciation, depletion and amortization expense	66	72	201	227

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net income attributable to Tronox Holdings plc (U.S. GAAP)	$121	$111	$512	$203

Venator settlement (a)	—	—	85	—
Loss on extinguishment of debt (b)	—	3	21	52
Severance charges and related costs (c)	1	—	4	—
Transaction costs (d)	—	—	—	18
Gain on asset sale (e)	—	—	—	(2)
Costs associated with former CEO retirement (f)	—	—	—	3
Costs associated with Exxaro deal (g)	—	—	—	1
Income tax expense - deferred tax assets (h)	1	—	(7)	—
Tax valuation allowance (i)	(16)	—	(278)	—
Other (j)	1	1	1	2
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$108	$115	$338	$277

Diluted net income per share (U.S. GAAP)	$0.77	$0.70	$3.23	$1.29

Venator settlement, per share	—	—	0.54	—
Loss on extinguishment of debt, per share	—	0.02	0.13	0.33
Severance charges and related costs, per share	0.01	—	0.03	—
Transaction costs, per share	—	—	—	0.11
Gain on asset sale, per share	—	—	—	(0.01)
Costs associated with former CEO retirement, per share	—	—	—	0.02
Costs associated with Exxaro deal, per share	—	—	—	0.01
Income tax expense - deferred tax assets, per share	0.01	—	(0.04)	—
Tax valuation allowance, per share	(0.10)	—	(1.76)	—
Other, per share	0.01	0.01	—	0.01
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$0.69	$0.72	$2.13	$1.76

Weighted average shares outstanding, diluted (in thousands)	156,948	159,020	158,201	157,148

(1) Only the loss on extinguishment of debt in 2021 has been tax impacted. No income tax impacts have been given to any other items as they were recorded in jurisdictions with full valuation allowances.

(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.

(a) Represents breakage fee including interest associated with the Venator settlement which were recorded in “Venator settlement” in the unaudited Condensed Consolidated Statements of Income.

(b)  2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and issuance of a new term loan which closed in April 2022. 2021 amount represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026 and its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029, and 5) voluntary prepayments made on the new Term Loan Facility.

(c) Represents severance charges for employees whose position was eliminated from the Company which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income.

(d) Represents breakage fee and other costs associated with the termination of the TTI Transaction which were primarily recorded in “Other income, net” in the unaudited Condensed Consolidated Statements of Income.

(e) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in “Cost of goods sold” in the unaudited Condensed Consolidated Statement of Income.

(f) Represents costs associated with the retirement agreement of the former CEO, which includes $2 million for the acceleration of stock based compensation, which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income.

(g) Represents costs associated with the Exxaro flip-in transaction which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income.

(h) Represents a charge to tax expense for the impact on deferred tax assets from a change in tax rates in foreign tax jurisdictions.

(i) Represents the reversal of the tax valuation allowance associated with unlimited lived deferred tax assets within our Australian jurisdiction.

(j) Represents other activity not representative of ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	September 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$91	$228
Restricted cash	—	4
Accounts receivable (net of allowance for credit losses of $4 million and $4 million as of September 30, 2022 and December 31, 2021, respectively)	584	631
Inventories, net	1,132	1,048
Prepaid and other assets	155	132
Income taxes receivable	5	6
Total current assets	1,967	2,049

Noncurrent Assets
Property, plant and equipment, net	1,749	1,710
Mineral leaseholds, net	693	747
Intangible assets, net	251	217
Lease right of use assets, net	82	85
Deferred tax assets	1,216	985
Other long-term assets	201	194
Total assets	$6,159	$5,987

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$426	$438
Accrued liabilities	262	328
Short-term lease liabilities	18	26
Short-term debt	84	—
Long-term debt due within one year	22	18
Income taxes payable	26	12
Total current liabilities	838	822

Noncurrent Liabilities
Long-term debt, net	2,463	2,558
Pension and postretirement healthcare benefits	108	116
Asset retirement obligations	136	139
Environmental liabilities	64	66
Long-term lease liabilities	55	55
Deferred tax liabilities	143	157
Other long-term liabilities	30	32
Total liabilities	3,837	3,945

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 154,460,592 shares issued and outstanding at September 30, 2022 and 153,934,677 shares issued and outstanding at December 31, 2021	2	2
Capital in excess of par value	2,038	2,067
Retained earnings	1,116	663
Accumulated other comprehensive loss	(885)	(738)
Total Tronox Holdings plc shareholders’ equity	2,271	1,994
Noncontrolling interest	51	48
Total equity	2,322	2,042
Total liabilities and equity	$6,159	$5,987

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$514	$216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	201	227
Deferred income taxes	(241)	13
Share-based compensation expense	21	23
Amortization of deferred debt issuance costs and discount on debt	6	8
Loss on extinguishment of debt	21	60
Other non-cash items affecting net income	51	23
Changes in assets and liabilities:
Decrease (increase) in accounts receivable, net of allowance for credit losses	7	(95)
(Increase) decrease in inventories, net	(151)	104
Decrease in prepaid and other assets	16	36
(Decrease) Increase in accounts payable and accrued liabilities	(55)	26
Net changes in income tax payables and receivables	17	14
Changes in other non-current assets and liabilities	(49)	(54)
Cash provided by operating activities	358	601

Cash Flows from Investing Activities:
Capital expenditures	(314)	(183)
Insurance proceeds	—	1
Loans	—	—
Proceeds from sale of assets	3	1
Cash used in investing activities	(311)	(181)

Cash Flows from Financing Activities:
Repayments of short-term debt	(24)	—
Repayments of long-term debt	(511)	(3,008)
Proceeds from long-term debt	396	2,375
Proceeds from short-term debt	87	—
Repurchase of common stock	(50)	—
Call premiums paid	(18)	(40)
Debt issuance costs	(4)	(36)
Proceeds from the exercise of options	—	6
Dividends paid	(60)	(46)
Restricted stock and performance-based shares settled in cash for withholding taxes	—	(3)
Cash used in financing activities	(184)	(752)

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(4)	(3)

Net decrease in cash, cash equivalents and restricted cash	(141)	(335)
Cash, cash equivalents and restricted cash at beginning of period	232	648
Cash, cash equivalents and restricted cash at end of period	$91	$313

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net income (U.S. GAAP)	$123	$113	$514	$216
Interest expense	32	37	92	123
Interest income	(2)	(1)	(6)	(4)
Income tax provision (benefit)	18	28	(187)	54
Depreciation, depletion and amortization expense	66	72	201	227
EBITDA (non-U.S. GAAP)	237	249	614	616
Share-based compensation (a)	7	7	21	23
Transaction costs (b)	—	—	—	18
Venator settlement (c)	—	—	85	—
Loss on extinguishment of debt (d)	—	3	21	60
Costs associated with former CEO retirement (e)	—	—	—	1
Gain on asset sale (f)	—	—	—	(2)
Foreign currency remeasurement (g)	(5)	(10)	(1)	(14)
Costs associated with Exxaro deal (h)	—	—	—	1
Severance charges and related costs (i)	1	—	4	—
Other items (j)	7	3	18	11
Adjusted EBITDA (non-U.S. GAAP)	$247	$252	$762	$714

(a) Represents non-cash share-based compensation.

(b) Represents breakage fee and other costs associated with the termination of the TTI Transaction which were primarily recorded in “Other income, net” in the unaudited Condensed Consolidated Statements of Income.

(c) Represents breakage fee including interest associated with the Venator settlement which were recorded in “Venator settlement” in the unaudited Condensed Consolidated Statements of Income.

(d) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new term loan which closed in April 2022. 2021 amount represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026 and its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029 and 5) voluntary prepayments made on the new Term Loan Facility.

(e) Represents costs, excluding share-based compensation, associated with the retirement agreement of the former CEO which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income. The $2 million of share based compensation expense associated with the former CEO is included in the total share-based compensation amount of $23 million in the table above.

(f) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in “Cost of goods sold” in the unaudited Condensed Consolidated Statement of Income.

(g) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income, net” in the unaudited Condensed Consolidated Statements of Income.

(h) Represents costs associated with the Exxaro flip-in transaction which are included in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income.

(i) Represents severance charges for employees whose position was eliminated from the Company which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Income.

(j) Includes noncash pension and postretirement costs, asset retirement obligation remeasurements, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income, net” in the unaudited Condensed Consolidated Statements of Income.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three and nine months ended September 30, 2022:

	Nine Months Ended September 30, 2022	Six Months Ended June 30, 2022	Three Months Ended September 30, 2022
Cash provided by operating activities	$358	$221	$137
Capital expenditures	(314)	(202)	(112)
Free cash flow (non-U.S. GAAP)	$44	$19	$25

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